                              ORDINANCE NO. 94-9-1

                  AN ORDINANCE OF THE CITY OF COOPER CITY,
                  FLORIDA, ADOPTING A RENEWAL FRANCHISE
                  AGREEMENT WITH JONES INTERCABLE, INC.;
                  PROVIDING FOR SEVERABILITY, PROVIDING FOR A
                  REPEALER, AND PROVIDING FOR AN EFFECTIVE
                  DATE.

         WHEREAS, the City Council of the City of Cooper City hereto desires to adopt a Renewal Franchise Agreement with Jones Intercable, Inc., a copy of which is attached hereto as Exhibit "A", and made a part hereof; and,

         NOW, THEREFORE, BE IT ORDAINED BY THE CITY COUNCIL OF THE CITY OF COOPER CITY, FLORIDA:

         Section 1: That the City Council does hereby approve a Renewal Franchise Agreement between the City of Cooper City and Jones Intercable, Inc., a copy of which is attached hereto as Exhibit "A", and made a part hereof.

         Section 2: Should any section or provision of this Ordinance, or any portion thereof, or any paragraph sentence or word by declared by a Court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remainder hereof.

         Section 3: All sections or parts of sections of the Code of Municipal Ordinances, all ordinances or parts of ordinances and all resolutions or parts of resolutions in conflict herewith, be and the same, are hereby repealed to the extent of such conflicts.

ORDINANCE NO. 94-9-1
PAGE 2



         SECTION 4: This Ordinance shall be in force and take full effect immediately upon its passage and final adoption.

         PASSED AND ADOPTED ON FIRST READING THIS 23RD DAY OF AUGUST, A.D.,
1994.

         PASSED AND FINAL ADOPTION ON SECOND READING THIS 12TH DAY OF SEPTEMBER A.D., 1994.



                                                   /s/ SUELLEN H. FARDELMANN
                                                     SUELLEN H. FARDELMANN
                                                             Mayor


ATTEST:

/s/ SUSAN BERNARD
SUSAN BERNARD
City Clerk

Approved As To Form:

/s/ ALAN F. RUF
ALAN F. RUF
City Attorney


                                                         ROLL CALL
                                                         ---------
                                        Mayor Fardelmann                  aye
                                                                          ---
                                        Councilmember Palank              aye
                                                                          ---
                                        Councilmember Brown               aye
                                                                          ---
                                        Councilmember Litsch              aye
                                                                          ---
                                        Councilmember Warsch              aye
                                                                          ---

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                      CABLE TELEVISION FRANCHISE AGREEMENT
                    BETWEEN THE CITY OF COOPER CITY, FLORIDA
                        AND CABLE TV FUND 14-A/B VENTURE

         WHEREAS, Cable TV Fund 14-A/B Venture, a Colorado joint venture doing business as Jones Intercable, Inc. ("Jones"), has asked the City of Cooper City, Florida (the "City"), to renew the franchise ("Prior Franchise") which Jones holds to provide cable television service to the City; and

         WHEREAS, the City has reviewed Jones' performance under the Prior Franchise and, after careful consideration, analysis and deliberation, has determined the technical ability, financial condition, legal qualifications and past performance of Jones are adequate; and

         WHEREAS, the City Council of the City has determined that, subject to the terms and conditions set forth herein, the grant of a new, non-exclusive franchise to Jones, to supersede the Prior Franchise, is consistent with the public interest; and

         WHEREAS, the City and Jones have reached agreement on the terms and conditions of the new franchise, as set forth herein;

         NOW, THEREFORE, in consideration of the City's grant of a new franchise to Jones, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Definitions. In addition to the definitions elsewhere in this Agreement, the following words and terms shall have the meanings ascribed to them:

                 a. "Affiliate" means, as to the Franchisee, any entity which controls, is controlled by, or is under common control with the Franchisee.

                 b. "Agreement" means this agreement and any amendments, exhibits or appendices hereto.
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                 c.       "Basic Cable Service" means the service tier offered
over the Cable System which includes the retransmission of local television broadcast signals, and public, educational or governmental channels.

                 d. "Cable Act" means the Cable Communications Policy Act of 1984, 47 U.S.C. Sections 521 et seq., and the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, 106 Stat. 1460, as those Acts may hereinafter be amended.

                 e. "Cable Ordinance" means Ordinance No. __, known as the City of Cooper City, Florida Cable Communications Ordinance, as it may hereinafter be amended or superseded.

                 f. "Cable Service" means (i) the one-way transmission to Subscribers of video programming or other programming services, any Subscriber interaction that is required for the selection of such video programming or other programming services, and (ii) the provision of any other lawful communications services.

                 g. "Cable System" means a facility, operating by means of coaxial cable, optical fiber, or other transmission lines or forms of transmission and associated signal generation, reception and control equipment, that is designed to provide Cable Service to multiple Subscribers within the City.

                 h. "City" means the City of Cooper City, a municipal corporation of the State of Florida, in its present incorporated form or in any later recognized, consolidated, enlarged or reincorporated form.

                 i. "Franchisee" means Cable TV Fund 14-A/B Venture, a Colorado joint venture, and its lawful and permitted successors, assigns, and transferees.

                 j. "Gross Subscriber Receipts" means all receipts collected by the Franchisee, its affiliates and subsidiaries, from Subscribers in the City for





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Cable Service, including but not limited to receipts from Subscribers in the
City derived from subscriber rates, bulk billing rates, menu-driven service, pay-per-view events or channels, premium channels, service tiers, service clusters, multiplexing any channel or programming service, installations, downgrades, reconnections, late charges and collection charges; provided, however, that Gross Subscriber Receipts shall not include (i) franchise fees collected from Subscribers, and (ii) any taxes on services furnished by the Franchisee imposed directly upon any Subscriber by federal, state, local or other governmental unit and collected by the Franchisee on behalf of said governmental unit.

                 k. "Prior Franchise Agreement" means Ordinance No. 79-7-3, adopted on July 10, 1979, as amended by Ordinance Nos. 83-10-3 and 83-10-4, adopted on October 11, 1983, and Resolution No. 88-1-19, adopted January 22, 1988.

                 1. "Streets" means the surface, the air space above the surface and the area below the surface of any public street, highway, road, boulevard, concourse, driveway, freeway, thorough-fare, parkway, sidewalk, bridge, tunnel, park, waterway, dock, bulkhead, wharf, pier, court, lane, path, alley way, drive, circle, easement, or any other public-right-of-way or public place, including public utility easements dedicated for compatible uses, or any other property in which the City holds any kind of property interest or over which the City exercises any type of lawful control, and any temporary or permanent fixtures or improvements located thereon.

                 m. "Subscriber" means any person who lawfully receives Cable Service delivered over the Franchisee's Cable System.

         2.      Grant of Authority: Limits and Reservations.

                 a. Grant. Subject to the terms and conditions of this Agreement, the City hereby grants to the Franchisee a franchise (the "Franchise") to





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construct, maintain and operate a Cable System under, on and over the Streets and other public rights-of-way within the City. The Franchise shall further include the right, privilege, easement and authority to construct, erect, suspend, install, lay, renew, repair, maintain and operate such poles, wires, cables, underground conduits, manholes, ducts, trenches, fixtures, appliances and appurtenances for the purpose of distribution of Cable Service to inhabitants within the jurisdictional limits of the City. Without limiting the generality of the foregoing, the Franchise shall and does hereby include the right to repair, replace, enlarge and extend the Cable System.

                 b. Grant Not Exclusive. The Franchise and the rights it grants to use and occupy the Streets of the City shall not be exclusive and do not explicitly or implicitly preclude the issuance of other franchises to operate Cable Systems within the City, or affect the City's right to authorize the use of the Streets by other persons for other purposes as it determines appropriate. Notwithstanding the foregoing, the City agrees that it shall not authorize another franchisee to utilize the Streets to provide Cable Services on terms and conditions which are more favorable or less burdensome than those applied to the Franchisee.

                 c. Term. The Franchise and this Agreement shall be effective upon approval by the City Council and shall expire on the 15th anniversary of such date, unless the Franchise is earlier revoked as provided in this Agreement. The Franchise may be renewed for successive periods of 15 years on the same terms and conditions set forth in this Agreement, or on such different terms and conditions as the parties may agree, consistent with the renewal provisions of the Cable Act.





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                 d.       Agreement Subject to Exercise of Police Powers. All
rights and privileges granted in this Agreement are subject to the police powers of the City.

                 e. Agreement Subject to Other Laws. This Agreement is subject to and shall be governed by all terms, conditions and provisions of the Cable Act and any other applicable provisions of supervening federal or state law.

                 f. Agreement Terms Prevail. Notwithstanding the provisions of subsection A of Section 29.07.1 of the Cable Ordinance, the City and the Franchisee agree that the express terms and provisions of this Agreement will prevail over conflicting or inconsistent terms and provisions in the Cable Ordinance. The parties further agree that the terms and provisions of this Agreement may not be modified or amended except by a written instrument signed by both parties. Subject to the foregoing, the Franchisee acknowledges that the Franchise is granted by the City pursuant to and in accordance with the Cable Ordinance.

                 g. Claims Related to Prior Franchise Agreement. Except for the payment of all franchise fees owed under the Prior Franchise Agreement, as of the effective date of this Agreement, the Prior Franchise Agreement is superseded and is of no further force and effect, and the City and the Franchisee mutually release each other from any claims each had, has or may have against the other under the Prior Franchise Agreement.

         3.      The Cable System: Provision of Cable Services.

                 a. The Cable System shall at all times have a minimum capacity of at least 54 video channels.

                 b. The Franchisee shall have the right, so far as allowed by law, to audit its feeder lines and connection lines to prevent improper usage of the Cable System.





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                 c.       The Franchisee shall provide Cable Service to any
occupant of a residential or commercial structure who requests Cable Service, including all multiple dwelling unit buildings (except those structures and multiple dwelling unit buildings to which the Franchisee cannot obtain access), provided that such structure can be served with a standard cable drop of no more than 150 feet. If an occupant of a structure who requests Cable Service cannot be served with a standard cable drop, the Franchisee shall extend the distribution plant of its Cable System as necessary to provide such Cable Service. The Franchisee shall bear all costs of any such extension, provided there is a density in the area to be reached by the extension of at least 40 structures per linear mile of cable plant.

                 d. The Franchisee shall provide one free service outlet and Basic Cable Service to all public schools and City buildings that can be served with a standard 150 foot cable drop from the existing Cable System. Franchisee shall provide additional service outlets and Cable Service upon the City's request at the Franchisee's then standard rates.

                 e. The Franchisee shall cablecast all regularly scheduled, public City Council meetings live to all Subscribers. In addition, the Franchisee shall cablecast, at the City's request, up to four other City meetings or events per year.

                 f. The Franchisee shall provide leased access channels on the Cable System as required by federal law.

                 g. The Franchisee shall continuously monitor developments in cable technology and how other cable companies in Broward County, Florida, have incorporated or are planning to incorporate such developments into their Cable Systems. At the City's request (but not more often than three times during the term of this Agreement), the Franchisee shall prepare and deliver a report describing developments in cable technology and whether the Franchisee plans to incorporate any such developments into its Cable System. Based on this report,





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the City may determine that the Cable System or this Agreement should be updated, changed, revised, or that additional services should be provided, but only if such update, change, revision or provision of additional services is economically feasible. Economic feasibility shall be determined by the City and the Franchisee in good faith following an evaluation of the Franchisee's financial condition, economic waste, if any, that would occur should the changes be made, the remaining term of this Agreement, and the rate of return on the Franchisee's investment in the City.

         4.      Maintenance of Cable System; Safety Requirements.

                 a. The Franchisee shall at all times employ reasonable care in conducting its operations and shall install and use generally accepted methods and devices for preventing failure and accidents which are likely to cause damage, injuries, or nuisances to the public. The Franchisee shall install and maintain its Cable System and other equipment in accordance with the applicable requirements of the National Electrical Safety Code and local ordinances. The Franchisee may mark the Cable System as necessary to apprise or warn persons using the Streets of the City of the existence of the Cable System, provided that such marks shall be located so as to cause minimum interference with the rights and reasonable convenience of property owners who adjoin any of said streets.

                 b. The Franchisee shall have the right to remove, trim, cut and keep clear of the Cable System the trees in and along the Streets of the City, subject to the limitations and conditions of City Code Section 26-18(d), as it may be amended from time to time, and provided that in the exercise of such right, the Franchisee shall not remove, trim, cut or otherwise injure such trees to any greater extent than is necessary for the installation, maintenance and use of the Cable System.





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                 c.       The Franchisee shall install and maintain the Cable
System so as not to interfere with the equipment of any utility of the City or any other entity lawfully and rightfully using the Streets of the City. Whenever the City shall require the relocation or reinstallation of the Cable System in conjunction with an improvement program for the Streets of the City, it shall be the obligation of the Franchisee, upon 60 days' written notice of such requirement, to remove and relocate immediately the Cable System as may be reasonably necessary to meet the requirements of such improvement program. Such removal and relocation by the Franchisee shall be at the sole cost of the Franchisee.

                 d. The Franchisee shall at all times during the term of this Franchise Agreement adopt and adhere to a maintenance program designed to minimize the possibility of a material degradation of the Cable System and the quality of the Cable Services offered to Subscribers.

         6.      Franchise Fee.

                 a. Each year during the Franchise term, as compensation for use of the Streets, the Franchisee shall pay to the City, on a quarterly basis, a franchise fee in an amount not less than, nor more than, three percent of the sum of (i) the Franchisee's Gross Subscriber Receipts for such quarter and (ii) an allocated portion of the advertising revenues received by the Franchisee from the operation of its Cable System during such quarter. The allocated portion of the Franchisee's advertising revenues shall be determined by taking the gross advertising revenues received by the Franchisee during the quarter from the operation of its Cable System and multiplying this amount by a fraction, the numerator of which is the number of basic subscribers to the Franchisee's Cable System at the end of the quarter that reside within the jurisdictional limits of the City, and the denominator of which is the total number of basic subscribers served by the Franchisee's Cable System at the end of the quarter. Notwithstanding the





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foregoing, the City may, in its sole discretion, at any time during the term of this Agreement, give the Franchisee written notice that the rate used to calculate the franchise fee shall increase up to the maximum rate permitted under federal law, and such new rate shall be effective 120 days following the Franchisee's receipt of such notice. Payment for each quarter shall be made to the City not later than 45 days after the end of each quarter and shall be accompanied by a statement that details by category (e.g., receipts from basic services, premium services, installations, etc.) the Gross Subscriber Receipts and allocable advertising revenues for the quarter, and which is certified as to its correctness by the Franchisee's chief financial officer or other duly authorized financial officer.

                 b. The Franchisee shall file with the City, within 90 days after the end of each calendar year, an audited financial statement showing the Gross Subscriber Receipts used to calculate the franchise fee for the preceding year. The financial information provided pursuant to this Section 6 shall be in addition to any information or reports that the City may request of the Franchisee under the Cable Ordinance.

         7.      Insurance Requirements; Bond; Indemnification.

                 a. The Franchisee shall maintain throughout the term of the Franchise and this Agreement the following liability insurance coverage insuring the City and the Franchisee: worker's compensation and employer liability insurance to meet all requirements of Florida law, and general comprehensive liability insurance with respect to the construction, operation and maintenance of the Cable System and the conduct of the Franchisee's business in the City, in the minimum amounts of:

                          1.      $250,000 for property damage in any one
                                  accident;
                          2. $500,000 for personal bodily injury to any one person;

and





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                          3.      $1,500,000 for personal bodily injury in any
one accident.

                 b. All insurance policies shall be with sureties qualified to do business in the State of Florida; and shall be with sureties with a minimum rating of A-1 in Best's Key Rating Guide, Property/Casualty Edition. The City may require coverage and amounts in excess of the above minimums where reasonably necessary to reflect changing liability exposure and limits or where required by law.

                 c. The Franchisee shall keep on file with the City certificates of insurance and, upon reasonable notice and request, shall make all insurance policies available for City inspection.

                 d. All insurance policies shall name the City as an additional insured and shall further provide that any cancellation or reduction in coverage shall not be effective unless 30 days prior written notice thereof has been given to the City. The Franchisee shall not cancel any required insurance policy without submission of proof that the Franchisee has obtained alternative insurance satisfactory to the City which complies with this Section.

                 e. Within 30 days of the effective date of the Franchise, the Franchisee shall file with the City a performance bond running to the City, with good and sufficient surety approved by the City, in the sum of $10,000 conditioned upon the faithful performance and discharge of the obligations imposed by this Agreement. The bond shall provide for 30 days' prior written notice to the City of any intention on the part of the Franchisee to cancel, fail to renew or otherwise materially alter its terms. Neither the filing of a bond with the City, nor receipt of any damages recovered by the City thereunder, shall be construed to excuse the faithful performance by the Franchisee of its obligations





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under this Agreement or limit the liability of the Franchisee for damages under the terms of this Agreement.

                 e. The Franchisee shall, at its sole cost and expense, indemnify, hold harmless, and defend the City, its officials, boards, commissions, commissioners, agents, and employees, against any and all claims, suits, causes of action, proceedings, judgments for damages or equitable relief, and costs and expenses arising out of the construction, maintenance or operation of the Cable System, the conduct of the Franchisee's business in the City, or in any way arising out of the Franchisee's enjoyment or exercise of the Franchise, regardless of whether the act or omission complained of is authorized, allowed or prohibited by this Agreement; provided, however, that the Franchisee's obligation hereunder shall not extend to any claims caused by intentional misconduct or negligence of the City, its officials, commissioners, agents or employees. This provision includes, but is not limited to, the City's reasonable attorneys' fees incurred in defending against any such claim, suit or proceedings; claims arising out of copyright infringements or a failure by the Franchisee to secure consents from the owners, authorized distributors, or the franchisees of programs to be delivered by the Cable System; claims arising out of Section 638 of the Cable Act; and claims against the Franchisee for invasion of the right of privacy, defamation of any person, firm or corporation, or the violation or infringement of any trade mark, trade name, service mark or patent, or of any other right of any person, firm or corporation.

         8. Assignment or Transfer of the Franchise. The Franchisee may not assign or transfer the Franchise without the prior written consent of the City, which consent shall not be unreasonably withheld. The Franchisee shall comply with the provisions of applicable federal, state and local law when requesting the City's consent to the assignment or transfer of the Franchise. Notwithstanding the





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foregoing, the City's consent shall not be necessary (i) for the assignment or transfer of the Franchise by the Franchisee to any Affiliate, or (ii) for the granting of a security interest in, or the mortgage or pledge of, all of the Franchise's rights, powers and privileges under the Franchise to such lending institution or institutions as may be designated by the Franchisee. In addition, any change in the ownership of the Franchisee that does not result in a change in voting control or of actual working control of the Franchisee shall not be considered an assignment or transfer of the Franchise.

         9.      Revocation or Termination of the Franchise.

                 a. The Franchise may be revoked by the City, in accordance with the provisions of this Section 9, if the Franchisee fails to operate or maintain the Cable System as required by this Agreement, or violates any other material provision of this Agreement. In such event, the City shall give the Franchisee written notice that the Franchisee is in material violation of this Agreement, which notice describes the nature of the alleged violation or breach. If, within 90 days following receipt of such written notice from the City, the Franchisee has not cured such violation or breach, or has not commenced corrective action and such corrective action is not being actively and expeditiously pursued, the City may give written notice to the Franchisee of its intent to revoke the Franchise, stating its reasons.

                 b. Prior to revoking the Franchise under subsection a hereof, the City Council shall hold a public hearing, upon 30 days notice to the Franchisee, at which time the Franchisee and the public shall be given an opportunity to be heard. Following the public hearing, the City Council shall determine whether to revoke the Franchise based on the evidence presented at the hearing, and other evidence of record. If the City Council determines to revoke the Franchise, it





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shall issue a written decision setting forth the reasons for its decision, a copy of which shall be delivered to the Franchisee.

                 c. Notwithstanding subsection a and b hereof, the City Council may, following a public hearing, revoke the Franchise effective 120 days after an assignment for the benefit of creditors or the appointment of a receiver or trustee to take over the business of the Franchise, whether in a receivership, reorganization, bankruptcy, assignment for the benefit of creditors, or other action or proceeding, unless within that 120-day period:

                          1.      Such assignment, receivership or trusteeship
has been vacated; or

                          2.      Such assignee, receiver or trustee has fully
complied with the terms and conditions of this Agreement and has executed an agreement, approved by a court having jurisdiction, assuming and agreeing to be bound by the terms and conditions of this Agreement.

                 d. In the event of foreclosure or other judicial sale of the Cable System, the City may revoke the Franchise, following a public hearing before the City Council, by serving notice upon the Franchisee and the successful bidder at the sale, in which event the Franchise and all rights and privileges of the Franchise shall be revoked and will terminate 30 days after serving such notice, unless:

                          1.      The City has approved the transfer of the
Franchise to the successful bidder; and

                          2.      The successful bidder has agreed with the
City to assume and be bound by the terms and conditions of this Agreement.

                 e. If the City revokes the Franchise, or if for any other reason the Franchisee abandons the Cable System, the following procedures and rights shall apply:





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                          1.      The City may require the Franchisee to remove
its Cable System from the Streets. If the Franchisee fails to do so within a reasonable period of time, the City may have the Cable System removed from the Streets at the Franchisee's expense.

                          2.      The City, by resolution of the City Council,
may acquire ownership, or effect a transfer, of the Cable System at the fair market value of the Cable System, which shall be paid to the Franchisee, net of transfer expenses.

         10. Inter-local Emergency Plan. The Franchisee shall cooperate with the City in the development of an inter-local plan, which may include all local governmental entities within Broward County, which plan is designed to alert Subscribers in the event of an impending natural or man-made emergency and to provide for standby power for the Cable System. In order to implement the interlocal plan, the Cable System shall be designed so as to permit an override of the audio portion of all channels, by touch-tone phone (or functional equivalent), from any location by the government officials designated in the plan, and pursuant to the provisions of such plan.

         11.     Notices; Other Provisions.

                 a. Every notice served upon the City shall be delivered or sent by mail to:

                          City of Cooper City
                          City Hall
                          9090 S.W. 50th Place
                          Cooper City, FL 33328-4298
                          Attn: City Clerk





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With a copy to:
                          Alan Francis Ruf, Esq.
                          City Attorney
                          2455 E. Sunrise Boulevard
                          International Building, PH-E
                          Fort Lauderdale, FL 33304

Every notice served upon the Franchisee shall be delivered or sent by mail to:

                          Jones Intercable, Inc.
                          6565 Nova Drive
                          Davie, FL 33317
                          Attn: General Manager

With a copy to:

                          Jones Intercable, Inc.
                          9697 East Mineral Avenue
                          P.O. Box 3309
                          Englewood, Colorado 80155
                          Attn: Legal Department

         b. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         c. If the City or the Franchisee institutes legal proceedings to enforce the terms and conditions of this Agreement, the prevailing party shall be permitted to recover from the adverse party all reasonable attorneys' fees and costs incurred in such proceedings.

         d. If any section, subsection, sentence, clause, or phrase or portion of this Agreement is for any reason held invalid or unconstitutional by any court of competent jurisdiction, such portion shall be deemed a separate, distinct and independent provision, and such holding shall not affect the validity of the remaining portions hereof.





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                 AGREED TO THIS 12th DAY OF SEPTEMBER, 1994.


                                CITY OF COOPER CITY

                                By: /s/ SUELLEN H. FARDELMANN
                                    Mayor


ATTEST:

/s/ SUSAN BERNARD
City Clerk

APPROVED AS TO FORM:

/s/ ALAN F. RUF
City Attorney


                                CABLE TV FUND 14-A/B VENTURE,
                                a Colorado joint venture

                                By: Cable TV Fund 14-A, Ltd.,
                                    as a Venturer

                                By: Cable TV Fund 14-B, Ltd.,
                                    as a Venturer

                                    By:   Jones Intercable, Inc.
                                          as their General Partner

                                          By: /s/ RUTH E. WARREN
                                          Name: Ruth E. Warren
                                          Title: Group Vice President/Operations





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